Exhibit 99.1

  Deckers Outdoor Corporation Reports Record Second Quarter Results

    GOLETA, Calif.--(BUSINESS WIRE)--July 22, 2004--Deckers Outdoor Corporation (NASDAQ: DECK)

    - Second Quarter Revenue Increases 67% to a Record $40.5 million -

    - Reports Record Second Quarter Diluted EPS of $0.43 -

    - Raises Guidance for FY 2004 -

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the second quarter ended June 30, 2004.
    For the second quarter, net sales increased 67% to $40.5 million compared to $24.3 million in the same period last year. Net earnings for the quarter increased 154% to $5.1 million, compared to net earnings of $2.0 million last year, and diluted earnings per share increased 153% to $0.43 compared to diluted earnings per share of $0.17 in the second quarter of 2003.
    For the six months ended June 30, 2004, net sales increased 40% to $84.8 million compared to $60.4 million in the same period last year. Net earnings for the first half of fiscal 2004 increased 69% to $10.5 million, compared to net earnings of $6.2 million last year. Diluted earnings per share increased 69% to $0.91 compared to diluted earnings per share of $0.54 in the first half of fiscal 2003.
    Douglas Otto, Chairman & CEO, stated, "These record results were driven by meaningful sales increases across all of our brands combined with continued leverage of our operating expenses. Our ability to grow our top line by 67% and achieve a 153% increase in diluted earnings per share during the quarter underscores the strength of our business, our strong brands, and our high degree of execution. Most importantly, we expect this positive momentum to continue, and we are increasing our guidance for the remainder of the year."
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva sales for the second quarter increased 21% to $27.1 million from $22.4 million in the same period a year ago, while UGG sales were up dramatically to $11.7 million versus $0.4 million last year. Simple sales increased 21% to $1.8 million compared to $1.5 million a year ago. Sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $4.9 million for the second quarter of 2004, up 218% from $1.5 million for the second quarter of 2003.
    Mr. Otto further commented, "Teva's double digit sales gain during the second quarter capped off a record spring season for the brand which was fueled by strong sales of our core sport sandals across all channels of distribution, as well as increases in our thong business and our expansion into closed toe footwear. We are very encouraged as we head into fall and as we increase penetration in the much larger rugged outdoor market through increased offerings of our Teva closed toe product. UGG revenues were up significantly during spring driven by robust growth at our major retail partners, which reflects the strength of the brand and the continuing heightened demand for UGG product. Furthermore, we announced a licensing agreement for UGG Australia outerwear as we look to further leverage the brand's growing status in the luxury goods sector. Simple sales were up 21%, which represents the brand's strongest quarterly increase in four years, and illustrates the significant progress we have made during the last year. We were particularly pleased with Simple's success this spring in sneakers and sandals and are very excited about our new offering of suede, fleece-lined boots for fall and holiday, as well as the successful re-launch of the clog collection."
    Gross margin for the quarter was 46.6% compared to 48.6% in the second quarter of last year, due in part to the significant increase in UGG sales during the quarter, which generally carry a lower gross margin than Teva, an increased impact of closeout sales, and the non-recurrence of last year's gain caused by the favorable impact of selling in Euros in the European markets in 2003, whereas all sales are denominated in U.S. dollars in 2004. Selling, general and administrative expenses decreased to 23.8% of net sales, compared to 31.4% in the second quarter of 2003, largely due to the continued leverage of operating costs on the increased sales volume, and a decrease in bad debts and marketing costs during the second quarter. Also, during the second quarter of last year, the Company had $500,000, or $0.03 per diluted share, of litigation income resulting from a European anti-dumping matter. Despite the non-recurrence of this matter, the operating margin improved considerably to 22.9% of sales for the three months ended June 30, 2004 compared to 19.2% for the three months ended June 30, 2003.
    During the quarter, Deckers successfully completed a follow-on public stock offering, raising approximately $36 million. With a portion of the net proceeds, the Company repaid all of the outstanding debt previously incurred for the purchase of the worldwide rights to Teva in November 2002. In connection with the early repayment of debt during the second quarter of 2004, the Company incurred approximately $0.7 million, or $0.04 per diluted share, of expenses related to the write-off of financing costs and prepayment fees. As a result of the stock offering and the subsequent repayment of debt, the Company's balance sheet at June 30, 2004 reflects no outstanding long-term debt and approximately $24 million in cash.
    Due to the better-than-expected second quarter results and the ongoing strength in our overall business, the Company has increased its guidance for fiscal year 2004. Deckers now anticipates net sales for fiscal year 2004 to range from $182 million to $190 million and expects diluted earnings per share to range from $1.70 to $1.75, up from the previous guidance of $1.42 to $1.51 per share. Deckers currently expects third quarter 2004 net sales to range from $45 million to $49 million and diluted earnings per share to range from $0.33 to $0.36 per share. For the fourth quarter, Deckers currently forecasts net sales to range from $52 million to $56 million and diluted earnings per share to range from $0.45 to $0.47.
    Deckers now expects 2004 Teva sales to be $87 million to $89 million, Simple sales to be $9 million to $11 million and UGG sales to be $86 million to $90 million.
    Mr. Otto concluded, "We are extremely pleased by our record performance for the first half of fiscal 2004, highlighted by the ongoing strength of Teva, the growing popularity of UGG and the resurgence of Simple. All three of our brands performed well in their respective categories, our balance sheet is clean as a result of our recent public offering, and our prospects are bright. We remain committed to capitalizing on the many opportunities that lie ahead and returning value to our stockholders."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.
    *All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and earnings per share results for the year ending December 31, 2004 and for the quarters ending September 30, 2004 and December 31, 2004, as well as the 2004 sales expectations for each of the Company's three brands. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, July 22, 2004. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk that we are unable to accurately forecast consumer demand; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; whether we might be subject to certain federal regulatory fines; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K/A for fiscal year 2003, the subsequent Quarterly Reports on Form 10-Q or this news release.


                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                               June 30,   December 31,
      Assets                                     2004         2003
                                             ------------ ------------

Current assets:
    Cash and cash equivalents               $ 24,394,000    6,662,000
    Trade accounts receivable, net            19,627,000   18,745,000
    Inventories                               19,596,000   18,004,000
    Prepaid expenses and other current
     assets                                    1,197,000      694,000
    Deferred tax assets                        2,137,000    2,137,000
                                             ------------ ------------
     Total current assets                     66,951,000   46,242,000

Property and equipment, at cost, net           3,121,000    2,969,000
Intangible assets, less applicable
 amortization                                 70,446,000   70,572,000
Other assets                                     521,000    1,243,000
                                             ------------ ------------

                                            $141,039,000  121,026,000
                                             ============ ============

      Liabilities and Stockholders' Equity

Current liabilities:
    Notes payable and current installments
     of long-term debt                      $      -----    3,792,000
    Trade accounts payable                     7,536,000   11,220,000
    Accrued expenses                           7,675,000    4,959,000
    Income taxes payable                       8,065,000    3,468,000
                                             ------------ ------------
     Total current liabilities                23,276,000   23,439,000
                                             ------------ ------------

Long-term debt, less current installments          -----   26,495,000
Deferred tax liabilities-noncurrent              568,000      568,000

Stockholders' equity:
    Preferred stock                                -----        -----
    Common stock                                 116,000       97,000
    Additional paid-in capital                63,328,000   27,115,000
    Retained earnings                         53,521,000   43,052,000
    Accumulated other comprehensive income       230,000      260,000
                                             ------------ ------------
     Total stockholders' equity              117,195,000   70,524,000
                                             ------------ ------------

                                            $141,039,000  121,026,000
                                             ============ ============




            DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
           Condensed Consolidated Statements of Earnings
                           (Unaudited)

                      Three-month period ended  Six-month period ended
                              June 30,                June 30,
                      ------------------------ -----------------------
                             2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Net sales             $40,546,000  24,342,000  84,818,000  60,444,000
Cost of sales          21,640,000  12,510,000  45,506,000  32,372,000
                       ----------- ----------- ----------- -----------
  Gross profit         18,906,000  11,832,000  39,312,000  28,072,000

Selling, general and
 administrative
 expenses               9,632,000   7,654,000  20,410,000  15,807,000
Litigation income           -----    (500,000)      -----    (500,000)
                       ----------- ----------- ----------- -----------
  Earnings from
   operations           9,274,000   4,678,000  18,902,000  12,765,000

Other expense
 (income):
  Interest, net         1,171,000   1,334,000   2,289,000   2,431,000
  Other                     1,000       1,000      (4,000)    (14,000)
                       ----------- ----------- ----------- -----------
Earnings before income
 tax expense            8,102,000   3,343,000  16,617,000  10,348,000

Income tax expense      3,015,000   1,337,000   6,148,000   4,139,000
                       ----------- ----------- ----------- -----------

Net earnings          $ 5,087,000   2,006,000  10,469,000   6,209,000
                       =========== =========== =========== ===========


Net earnings per
 share:
  Basic               $      0.47        0.21        1.02        0.65
  Diluted                    0.43        0.17        0.91        0.54
                       =========== =========== =========== ===========

Weighted-average
 shares:
  Basic                10,713,000   9,536,000  10,233,000   9,545,000
  Diluted              11,920,000  11,611,000  11,505,000  11,487,000
                       =========== =========== =========== ===========


    CONTACT: For: DECKERS OUTDOOR CORPORATION
             Company Contact:
             Scott Ash, Chief Financial Officer, 805/967-7611
               or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey, 203/222-9013